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July 19, 2000


Dear Investor:

You recently received a communication from Madison Liquidity Investors (Madison) regarding the proposed merger of the two America First Capital Source funds. Madison is the same company who has made several offers to buy your Capital Source units at unrealistically low prices. We believe the information sent by Madison is incorrect and we will take whatever steps we must to protect the funds and you from this misinformation.

Madison's analysis is not based on the proposal currently offered for your consideration, but rather on a proposal which even they acknowledge has been withdrawn. In their calculation of expected value, they chose not to include the terms of the settlement reached with Mr. and Mrs. Panzer, which includes two special capital distributions and a unit repurchase plan by the new company. Mr. and Mrs. Panzer have indicated they will vote to approve the merger under the new terms.

In its letter, Madison compared the new company to another limited partnership - America First Apartment Investors. For their value calculation, Madison chose to use the market value of Apartment Investors units when they were trading near their lowest point in 1999. If we were to do the same calculation, using Madison's methodology, a more recent price of Apartment Investors and the revised estimated distribution rate of $.60 per unit annualized, we would estimate the value of the new units to be between $6.40 and $7.20. Add the $1.80 per new unit return of capital (combined special distributions and unit buy-back) to these amounts, you get a range of value between $8.20 per unit and $9.00 per new unit.

Madison omits the fact that each 100 units of Capital Source convert to 139 units of the new company. They also omit the fact that, on an adjusted basis, the regular distribution to Capital Source 2 investors increases.

We urge you to read your consent solicitation documents for full discussion of the settlement agreement and the terms of the merger.

The key values to focus on are net asset value and distribution rates. The purpose of the new business plan is to grow the asset value of the units of the new company with the goal of increasing income; just as we did with Apartment Investors - which over the last four years has doubled its cash flow and increased its distribution rate by 20 percent.

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The company's trading symbol on the NASDAQ will be AFREZ. It will retain its partnership status so that it can pass along depreciation, which reduces your income tax burden.

While the hurdle rates were adjusted to conform with current market conditions, there was no change made in the percentage of administration fees. A fee has been introduced for the successful acquisition of new assets. Leverage used by experienced professionals can enhance returns. We believe we can use leverage effectively for the new company similarly to the way it has been used to grow the assets of Apartment Investors.

Madison, if they have their way will:
     1)   prevent payment of special principal distributions,
     2)   prevent listing of the units on the NASDAQ,
     3)   create more legal bills, and
     4)   eliminate the opportunity to grow assets and increase income.

As demonstrated in the consent solicitation statement, the general partner has chosen the growth option as the partnerships' best long-term alternative and we have submitted that option for your consideration. We urge you to read the consent solicitation documents and to vote YES, in favor of the merger.


/s/ Michael Yanney

Michael Yanney
Chairman
America First Companies